Exhibit 21

Merge Technologies Incorporated
Subsidiaries as of March 2, 2007

Subsidiary	Organized Under the Laws of
Cedara Software Corp.	Ontario, Canada
Cedara Software Limited	Ontario, Canada
Cedara Software SARL	France
Cedara Software Services (India) Private Limited	India
Cedara Software (Shanghai) Co. Ltd.	China
Cedara Software (USA) Ltd.	Delaware
eFilm Medical, Inc.	Ontario, Canada
Merge Cedara Exchange Co. Limited	Ontario, Canada
Merge eMed, Inc.	Delaware
Merge Technologies Holdings Co.	Nova Scotia,Canada
Merge Technologies, K.K.	Japan